     Exhibit 10.09

EXECUTIVE
CHANGE IN CONTROL
SEVERANCE BENEFITS AGREEMENT

     THIS EXECUTIVE CHANGE IN CONTROL SEVERANCE BENEFITS AGREEMENT (the “AGREEMENT”) was entered into on February 13, 2001, between Richard M. Beyer (“Executive”) and ELANTEC SEMICONDUCTOR, INC., a Delaware corporation (the “COMPANY”). It is hereby amended and clarified November 12, 2001 effective as of February 13, 2001. This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events.

     Certain capitalized terms used in this Agreement are defined in Article VI.

     The Company and Executive hereby agree as follows:

ARTICLE 1
EMPLOYMENT BY THE COMPANY

     1.1 Executive is currently employed as an executive of the Company.

     1.2 This Agreement shall remain in full force and effect so long as Executive is employed by Company; provided, however, that the rights and obligations of the parties hereto contained in Articles II through VII shall survive Two and One Half (2-1/2) years following a Covered Termination (as hereinafter defined).

     1.3 The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event that there is a Change in Control or Executive’s employment with the Company terminates following a Change in Control under the circumstances described in Article II of this Agreement.

     1.4 The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive’s past services to the Company, Executive’s continued employment with the Company and in the event a Covered Termination occurs within twelve months following a Change in Control, Executive’s execution of the general waiver and release described in Section 3.2.

     1.5 This Agreement shall supersede any other agreement to the extent it is inconsistent with this Agreement with respect to Executive’s benefits in the event of a Change in Control.

ARTICLE II
SEVERANCE BENEFITS

     2.1 Entitlement To Severance Benefits. If Executive’s employment terminates due to an Involuntary Termination or a Voluntary Termination for Good Reason within twelve (12) months following a Change in Control, the termination of employment will be a Covered Termination and the Company shall pay Executive the compensation and benefits described in this Article II. If Executive’s employment terminates within twelve months following a Change in Control, but not due to an Involuntary Termination or a Voluntary Termination for Good Reason, then the termination of employment will not be a Covered Termination and Executive will not be entitled to receive any payments or benefits under this Article II. Regardless of whether Executive actually terminates employment, if Executive is employed by the Company, or any affiliate on the date of the one year anniversary of a Change in Control, Executive shall receive the benefits set forth in this Agreement as if he had incurred a Covered Termination as of the day before the one year anniversary of a Change in Control. Except as specifically provided in this Agreement, the timing of the payment or provision of benefits under this Agreement shall be determined as if the Executive had incurred a Covered Termination on the day before the one year anniversary of the Change in Control.

     Payment of any benefits described in this Article II shall be subject to the restrictions and limitations set forth in Article III.

     2.2 Lump Sum Severance Payment. The Company shall pay to the Executive his base pay through the Date of Covered Termination at the rate in effect at the time Notice of Termination is given, subject to any applicable withholding of federal, state or local taxes, plus (i) that portion of Executive’s targeted cash bonus prorated through the Date of Covered Termination, and (ii) all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time such payments are due. Within thirty (30) days following a Covered Termination (or the day before the one year anniversary of a Change in Control if Executive is still employed by the Company, or any affiliate, on the one year anniversary of a Change in Control), Executive shall receive a lump sum payment equal to one hundred percent (100%) of the sum of Annual Base Pay and Annual Bonus at target, subject to any applicable withholding of federal, state or local taxes.

     2.3 Stock Options and Restricted Stock. In accordance with Section 4.3, stock options and restricted stock granted by the Company and held by the Executive shall become fully vested and exercisable and the period of time for exercise of stock options following termination of employment shall be extended if Executive is employed by the Company, or an affiliate, on the one year anniversary of a Change in Control (regardless of whether a Covered Termination occurs). Furthermore, if a Covered Termination occurs within a twelve month period following a Change in Control, the options and restricted stock shall become fully vested and exercisable and the period of time for exercise of stock options following a termination shall be extended.

     2.4 Welfare Benefits. Following a Covered Termination within the first twelve months following a Change in Control, or upon Executive’s termination of employment for any reason after the one year anniversary of a Change in Control, Executive and his covered dependents will be eligible to continue their Welfare Benefit coverage under any Welfare Benefit plan or program maintained by the Company on the same terms and conditions (including cost to Executive) as in effect immediately prior to the termination, for the one year following the termination.

     With respect to any Welfare Benefits provided through an insurance policy, the Company’s obligation to provide such Welfare Benefits following a termination shall be limited by the terms of such a policy; provided that (i) the Company shall make reasonable efforts to amend such policy to provide the continued coverage described in this Section 2.4, and (ii) if a policy providing health benefits is not amended to provide the continued benefits described in this Section 2.4, the Company shall pay for the cost of comparable replacement coverage (or Medigap insurance if Executive qualifies for Medicare) until the end of the one year period following the termination.

     The Company shall reimburse Executive for any income tax liability due as a result of the provision of Welfare Benefits under this Article II (and as a result of any payments due under this paragraph) in order to put Executive in the same after-tax position as if no taxable Welfare Benefits had been provided.

     This Section 2.4 is not intended to affect, nor does it affect, the rights of Executive, or Executive’s covered dependents, under any applicable law with respect to health insurance continuation coverage.

     2.5 Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the date of the Covered Termination, or otherwise.

ARTICLE III
LIMITATIONS AND CONDITIONS ON BENEFITS

     3.1 Withholding of Taxes. The Company shall withhold appropriate federal, state or local income and employment taxes from any payments hereunder.

     3.2 Employee Agreement and Release Prior to receipt of Benefits. Upon the occurrence of a Covered Termination within twelve months following a Change in Control, and prior to the receipt of any benefits under this Agreement on account of the occurrence of a Covered Termination, Executive shall, as of the date of a Covered Termination, execute an employee agreement and release in the form attached hereto as Exhibit A. Such employee agreement and release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Company’s standard form of proprietary information agreement. It is understood such employee release and agreement shall comply with applicable law. In the event Executive does not execute such release and agreement within the period required by applicable law, or if Executive revokes such employee agreement and release within the period permitted by applicable law, no benefits shall be payable under this Agreement and this Agreement shall be null and void.

ARTICLE IV
OTHER RIGHTS AND BENEFITS

     4.1 Nonexclusivity. Nothing in the Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Covered Termination shall be payable in accordance with such plan, policy, practice or program.

     4.2 Parachute Payments. In the event that any amount or benefit received or to be received by Executive pursuant to this Agreement (other than payment pursuant to this Section 4.2) would constitute an “excess parachute payment” subject to excise tax under Section 4999 of the Code, the Company shall pay to Executive the amount of any such excise tax; provided, however, that no payment shall be made under this Section 4.2 to the extent that it would reduce Executive’s after-tax income.

     4.3 Stock Options and Restricted Stock. Company shall take all actions necessary to amend all stock option agreements evidencing outstanding stock options and restricted stock grant agreements granted by the Company to Executive: (i) upon a Change in Control to provide for full accelerated vesting and exercisability of the Executive’s restricted stock and outstanding options to purchase Elantec Common Stock (or securities of the surviving entity that are issuable upon exercise of stock options following the Change in Control), (ii) to permit Executive to exercise any vested options following his termination of service to the Company as an employee or consultant for up to three (3) months (or such longer period as may currently apply) and (iii) to permit Executive to exercise the options for at least the twelve (12) months following a Covered Termination or termination after the one year anniversary of a Change in Control. Notwithstanding the foregoing, the Company shall amend a stock option or restricted stock in a manner that will not adversely affect Executive’s financial position and that does not subject Executive to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended.

     4.4 Indemnity Agreement. The Indemnity Agreement signed by the Executive upon employment with the Company will remain in full force and effect for 5 years following the Date of Covered Termination.

ARTICLE V
NON-ALIENATION OF BENEFITS

     No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to so subject a benefit hereunder shall be void.

ARTICLE VI
DEFINITIONS

     For purposes of the Agreement, the following terms shall have the meanings set forth below:

     6.1 “Agreement” means this Executive Change in Control Severance Benefits Agreement.

     6.2 “Annual Base Pay” means Executive’s annual base pay at the rate in effect during the last regularly scheduled payroll period immediately preceding (i) the Change in Control or (ii) the Covered Termination, whichever is greater.

     6.3 “Annual Bonus” means the Executive’s projected or estimated annual cash incentive bonus at target for the fiscal year of the Company in which termination of employment occurs.

     6.4 “Change in Control” means the consummation of any of the following transactions:

(a) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of liquidation or dissolution of the Company or an agreement for the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all (more than fifty percent (50%)) of the Company’s assets;

(b) any person (as such term is used in Sections 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) directly or indirectly of 25% or more of the Company’s outstanding Common Stock; or

(c) a change in the composition of the Board of Directors of the Company within a three (3) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors”shall mean directors who either:

(A) are directors of the Company as of the date hereof;

(B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (A) above at the time of such election or nomination; or

(C) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors described in (A) or (B) above at the time of such election or nomination.

     Notwithstanding the foregoing, “Incumbent Directors” shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

     6.5 “Company” means Elantec Semiconductor, Inc., a Delaware corporation, and any successor thereto.

     6.6 “Covered Termination” means an Involuntary Termination or a Voluntary Termination for Good Reason within twelve (12) months following a Change in Control. No other event shall be a Covered Termination for purposes of this Agreement.

     6.7 “Date of Covered Termination” means the First Date following the last date of the executive’s employment with the Company.

     6.8 “Date of Notice of Termination” means the date the executive is given notice, either verbal or written, that his employment with the Company has been or will be terminated.

     6.9 “Involuntary Termination” means Executive’s dismissal or discharge by the Company (or, if applicable, by the successor entity) for reasons other than fraud, misappropriation or embezzlement on the part of Executive which resulted in material loss, damage or injury to the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for one of these reasons, unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Company’s Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for the Executive, together with Executive’s counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct set forth in the immediately preceding sentence and specifying the particulars thereof in detail.

     The termination of an Executive’s employment would not be deemed to be an “Involuntary Termination” if such termination occurs as a result of the death or disability of Executive.

     6.10 “Voluntary Termination for Good Reason” means that the Executive voluntarily terminates his employment after any of the following are undertaken without Executive’s express written consent:

(a) the assignment to Executive of any duties or responsibilities which result in any diminution or adverse change of Executive’s position, status or circumstances of employment as in effect immediately prior to a Change in Control of the Company; any removal of Executive from or any failure to reelect Executive to any of such positions, except in connection with the termination of his employment for death, disability, retirement, fraud, misappropriation, embezzlement or any other voluntary termination of employment by Executive other than Voluntary Termination for Good Reason (notwithstanding the above, Voluntary Termination for Good Reason shall not occur if Executive terminates employment and all that occurs is that Executive does not hold the title of president and chief executive officer of the surviving parent company after a Change in Control);

(b) a reduction by the Company in Executive's Annual Base Pay or targeted annual cash incentive bonus in effect at the time;

(c) any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which Executive is participating at the time of a Change in Control of the Company (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company which would adversely affect Executive’s participation in or reduce Executive’s benefits under any Benefit Plans or deprive Executive of any fringe benefit enjoyed by Executive at the time of a Change in Control of the Company, provided, however, that Executive may not terminate for Good Reason following a Change in Control of the Company if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans as determined in good faith by Executive;

(d) a relocation of Executive, or the Company's principal executive offices if Executive's principal office is at such offices, to a location more than fifteen (15) miles from the location at which Executive performed Executive’s duties prior to a Change in Control of the Company, except for required travel by Executive on the Company’s business to an extent substantially consistent with Executive’s business travel obligations at the time of a Change in Control of the Company;

(e) any breach by the Company of any provision of this agreement; or

(f) any failure by the Company to obtain the assumption of this agreement by any successor or assign of the Company.

     6.11 “Welfare Benefits” means benefits providing for coverage or payment in the event of Executive’s (or Executive’s covered dependent’s) death, disability, illness or injury that were provided to Executive or his covered dependent immediately before a Change in Control, whether taxable or non-taxable and whether funded through insurance or otherwise.

ARTICLE VII
GENERAL PROVISIONS

     7.1 Employment Status. This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee, or (iii) to change the Company’s policies regarding termination of employment.

     7.2 Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at his address as listed in the Company’s payroll records.

     7.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

     7.4 Waiver. If either party should waive any breach of any provisions of the Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     7.5 Complete Agreement. This Agreement, including Exhibit A and other written agreements referred to in this Agreement, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein.

     7.6 Amendment or Termination of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Compensation Committee of the Company’s Board of Directors.

     7.7 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

     7.8 Headings. The headings of the Articles and sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

     7.9 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

     7.10 Attorney Fees. If Executive brings any action to enforce his rights hereunder, Executive shall be entitled to recover his reasonable attorneys' fees and costs incurred in connection with such action, regardless of the outcome of such action.

     7.11 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

     7.12 Non-Publication. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law.

     7.13 Construction of Plan. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

ELANTEC SEMICONDUCTOR, INC.
a Delaware Corporation

By: /s/ James V. Diller —————————————— Name: James V. Diller Title: Chairman of the Board	By: /s/ Richard M. Beyer —————————————— Name: Richard M. Beyer Title: President and Chief Executive Officer

7